[IDW LOGO]

            International DisplayWorks Signs Asset Purchase Agreement
                    For Color Display Manufacturing Equipment


FOR IMMEDIATE RELEASE

For additional information contact:
Stephen Kircher, CEO                      or       Matthew Hayden, President
International DisplayWorks, Inc.                   Hayden Communications, Inc.
(916) 415-0864                                     (843) 272-4653
                                                   matt@haydenir.com

ROCKLIN,  Calif., -- June 24, 2004-- International  DisplayWorks,  Inc. (OTC/BB:
IDWK) today announced its subsidiary International DisplayWorks Hong Kong Limited has signed an Asset Purchase Agreement with Grand Pacific Petrochemical Corporation, parent of Grand Pacific Optoelectronics of Taiwan (GPO) for substantially all of the equipment used by GPO in the production of color displays (CSTN) and module (TFT) assemblies.

International DisplayWorks has also contracted with Crown Worldwide Ltd. to administer shipping and logistical details for the removal of the assets from Taiwan and import to the PRC. Payment will be made upon the successful delivery.

Stephen C. Kircher, Chairman and Chief Executive Officer of International DisplayWorks, Inc., commented, "We are pleased to have signed this agreement as it is a significant step in implementing our strategic plans for IDW and commences our transition to a manufacturer and assembler of color displays which will enable IDW to pursue the revenue opportunities from the significantly higher sales prices that color displays command."

About International DisplayWorks

International DisplayWorks, Inc. is a manufacturer and distributor of liquid crystal displays, modules and assemblies for a variety of customer needs including OEM applications. IDW owns 270,000 square feet of manufacturing facilities in the People's Republic of China (PRC) and employs approximately 1,800 persons. Sales offices are located in Rocklin, CA, Saline, MI, Hong Kong, the United Kingdom and Shenzhen, PRC. Copies of IDW's 10-K and other documents as filed with the SEC are available through a link on our web site: www.idwlcd.com.

NOTE: The foregoing is news relating to International DisplayWorks, Inc. ("IDW") and contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. When used in this release, the words "anticipate," "believe," "estimate," "expect" and similar expressions as they relate to IDW or its management, including without limitation, IDW and its subsidiaries, are intended to identify such forward-looking statements. IDW's actual results, performance or achievements could differ materially from the results expressed in, or implied by these forward-looking statements. For more detailed information the reader is referred to IDW's 10-K and other related documents filed with the Securities and Exchange Commission. This does not constitute an offer to buy or sell securities by the Company and is meant purely for informational purposes.